EXHIBIT 10.3

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT dated as of [    ] (this “Agreement”), is made by and between The Hain Celestial Group, Inc., a Delaware corporation having its principal offices at 58 South Service Road, Melville, NY 11747 (the “Company”), and [    ] (the “Executive”).

WHEREAS, the Company considers it essential to the best interest of its shareholders to foster the continued employment of key executive management personnel; and

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined below) of the Company exists from time to time and that such possibility, and the uncertainty, instability and questions which it may raise for and among key executive management personnel, may result in the premature departure or significant distraction of such management personnel to the material detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce, focus and encourage the continued attention and dedication of key members of the executive management of the Company and its subsidiaries, including (without limitation) the Executive, to their assigned duties without distraction in the face of potentially disturbing or unsettling circumstances arising from the possibility of a Change in Control of the Company

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

1.1 “Annual Base Salary” shall mean the Executive’s rate of regular base annual compensation prior to any reduction under a salary reduction agreement pursuant to section 401(k) or section 125 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and shall not include (without limitation) cost of living allowances, fees, retainers, reimbursements, bonuses, incentive awards, prizes or similar payments.

1.2 “Cause” for termination by the Company or any subsidiary of the Executive’s employment, after any Change in Control, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company, or a subsidiary of the Company, as such duties may reasonably be defined from time to time by the Board (or a duly designated and authorized committee thereof), or to abide by the reasonable written policies of the Company or of the Executive’s primary employer (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason pursuant to Section 4.1) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties or has not abided by any reasonable written policies, or (ii) the continued and willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Company or its subsidiaries.

1.3 “Change in Control” shall mean and be deemed to have occurred if:

(i) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the combined voting power of the then outstanding Voting Stock of the Company; provided, however, that for purposes of this Section 1.3(i), the following acquisitions shall not constitute a Change of Control: (A) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined below), (B) any acquisition by the Company of Voting Stock of the Company or (C) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination (as defined below) that complies with clauses (A), (B) and (C) of Section 1.3(iii) below; or

(ii) during any period of one (1) year beginning on or after the date hereof, individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board (a “Director”) subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company, or other transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, (B) no Person (other than the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) the stockholders of the Company approve (a) the sale or disposition by the Company (other than to a subsidiary of the Company) of all or substantially all of the assets of the Company, or (b) a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to a termination of the Executive’s employment with the Company that occurs prior to a Change in Control pursuant to Section 3.1(b), (c) or (d), Change in Control shall mean and be deemed to have occurred if:

(i) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act of 50% or more of the combined voting power of the then outstanding Voting Stock of the Company; provided, however, that for purposes of this Section 1.3(i), the following acquisitions shall not constitute a Change of Control: (A) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board, (B) any acquisition by the Company of Voting Stock of the Company or (C) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 1.3(iii) below; or

(ii) during any period of one (1) year beginning on or after the date hereof, the Incumbent Board ceases for any reason to constitute at least a majority of the Board; provided, however, that any Director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation of a Business Combination, unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, (B) no Person (other than the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

Notwithstanding anything herein to the contrary, an event shall not be considered to be a Change in Control for purposes of Sections 3.1(b), (c) and (d) unless such event is also a “change in the ownership of the corporation,” a “change in the effective control of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” of the Company within the meaning of Section 409A of the Code.

1.4 “Company” shall mean The Hain Celestial Group, Inc. and any successor to its business and/or assets which assumes (either expressly, by operation of law or otherwise) and/or agrees to perform this Agreement by operation of law or otherwise (except in determining, under Section 1.3 hereof, whether or not any Change in Control of the Company has occurred in connection with such succession).

1.5 “Disability” shall mean and be deemed the reason for the termination by the Executive of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties for a period of three (3) consecutive months.

1.6 “Good Reason” for termination by the Executive of the Executive’s employment in connection with or as a result of any Change in Control shall mean the occurrence (without the Executive’s prior express written consent) of any one of the following acts, or failures to act, unless, in the case of any act or failure to act described in clauses (i), (iv) or (v) below, such act or failure to act is corrected by the Company or any subsidiary prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i) the assignment to the Executive of any duties or responsibilities inconsistent with the Executive’s most significant position(s) (including without limitation status, offices, titles and reporting responsibilities/rights) as an executive officer of the Company and/or a subsidiary held during the one hundred eighty (180) day period immediately preceding any related Potential Change in Control, or a substantial adverse alteration of the Executive’s position or title(s) with the Company or any subsidiary or in the nature of such status, offices, titles and reporting responsibilities/rights;

(ii) a reduction in the Executive’s Annual Base Salary as in effect on the date of this Agreement or as the same may be increased at any time thereafter and from time to time;

(iii) the relocation of the Company’s principal executive offices to a location more than thirty (30) miles from its location on the date of this Agreement (or, if different, more than thirty (30) miles from where such offices are located immediately prior to any Potential Change of Control) or the Company’s requiring the Executive to be based anywhere other than the location where the Executive is performing his duties immediately prior to any Potential Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations as of the date of the Potential Change in Control;

(iv) any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(v) a material reduction in the aggregate in the Executive’s participation in the Company’s or a subsidiary’s employee benefit plans as in effect on the date immediately prior to any Potential Change in Control; and/or

(vi) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4.1.

1.7 “Person” shall have the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act, as modified, applied and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries (in its capacity as such), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same character and proportions as their ownership of stock of the Company.

1.8 “Potential Change in Control” shall mean and be deemed to have occurred if:

(i) the Company enters into an agreement the consummation of which would result in the occurrence of a Change in Control;

(ii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred; and/or

(iii) any Person becomes, after the date hereof, the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty five percent (25%) or more of the combined voting power of the Company’s then outstanding securities, or any Person increases such Person’s beneficial ownership of such securities by five (5) percentage points or more over the percentage so owned by such Person on the date hereof.

1.9 “Voting Power” means securities entitled to vote generally in the election of directors.

1.10 “Window Period” shall mean the thirteen (13) month period following a Change in Control.

2. Term of this Agreement. This Agreement shall commence on the date hereof and shall continue in effect as long as the Executive is employed by the Company, provided, however, that if (i) a Change in Control shall have occurred during the Executive’s employment with the Company, this Agreement shall continue in effect until the termination of the applicable Window Period, or (ii) if a Potential Change in Control shall have occurred during the Executive’s employment with the Company, this Agreement shall continue in effect until one (1) year after the Executive’s termination of employment with the Company (the “Term”).

3. Severance Payments.

3.1 Severance. The Company shall pay the Executive the payments and benefits described in Sections 3.1.1 through 3.14 (the “Severance Payments”) (a) upon the termination of the Executive’s employment with the Company during the Window Period (including, but not limited to, the Executive’s termination of employment for Good Reason, death or Disability), unless such termination is (i) by the Company for Cause, or (ii) by the Executive without Good Reason; (b) if the Executive reasonably demonstrates that the Executive’s employment was terminated prior to a Change in Control without Cause (i) at the request of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control (or who has taken other steps reasonably calculated to effect a Change in Control) or (ii) otherwise in connection with, as a result of or in anticipation of a Change in Control and such Change in Control actually occurs within one (1) year after the Date of Termination; (c) if the Executive terminates his employment for Good Reason prior to a Change in Control and the Executive reasonably demonstrates that the circumstance(s) or event(s) which constitute such Good Reason occurred (i) at the request of such Person or (ii) otherwise in connection with, as a result of or in anticipation of a Change in Control and such Change in Control actually occurs within one (1) year after the Date of Termination; or (d) if the Executive dies or is terminated due to Disability, in each case, after the occurrence of a Potential Change in Control and the related Change in Control actually occurs within one (1) year after the Date of Termination or the date of death, as the case may be. The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

3.1.1 In lieu of any further salary and bonus payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive within thirty (30) days following the Date of Termination (with respect to Section 3.1(a)) or the

Change in Control (with respect to Sections 3.1(b), (c) and (d)): (i) a lump sum severance payment in cash equal to (x) [    ]1 times the Annual Base Salary applicable as of the Change in Control, and (y) [    ] times the average of the annual bonus amounts paid or payable to the Executive in the three fiscal years immediately preceding the fiscal year in which the Change in Control occurs, and (ii) all unpaid accrued vacation through the Date of Termination in accordance with the Company’s plans and practices in effect immediately prior to the Change in Control, provided that such unpaid vacation has been accrued on the books and records of the Company prior to the Date of Termination.

3.1.2 After the Date of Termination (with respect to Section 3.1(a)) or the Change in Control (with respect to Sections 3.1(b), (c) and (d)), the Company shall continue to provide the Executive and/or the Executive’s dependents, as the case may be, with (i) life, disability, accident and health insurance benefits (“Benefits Coverage”) substantially similar to those which the Executive and/or the Executive’s dependents is receiving immediately prior to any related Potential Change in Control or the receipt of the Notice of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control which reduction constitutes Good Reason), whichever is greater, until the earlier to occur of such time as the Executive is provided with substantially comparable Benefits Coverage with a new employer or [    ] months; and (ii) outplacement services, the scope and provider of which shall be selected by the Executive with the cost of such services and related expenses borne by the Company, subject to the submission of reasonable documentation in accordance with the Company’s standard practice to substantiate expenses.

3.1.3 Any outstanding options to purchase common stock of the Company held by the Executive prior to the Date of Termination (with respect to Section 3.1(a)) or prior to a Change in Control (with respect to Sections 3.1(b), (c) and (d)) under an existing stock option plan maintained by the Company shall immediately vest and become exercisable in full as of the Date of Termination or the Change in Control, as the case may be.

3.2 Contingent Cutback. In the event that the Executive becomes entitled to the Severance Payments, if any payment or benefit paid or payable, or received or to be received, by or on behalf of the Executive in connection with a Change in Control or the termination of the Executive’s employment, whether any such payments or benefits are pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any of its subsidiaries, any Person, or otherwise (the “Total Payments”), will or would be subject to the excise tax imposed under section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be automatically reduced to an amount one dollar ($1) less than an amount that would subject the Executive to the Excise Tax (the “Reduced Amount”); provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate Total Payments to be provided to the Executive, determined on a net after-tax basis (taking into account the Excise Tax imposed, any tax imposed by any comparable provision of state law, and any applicable Federal, state and local income taxes). The reduction of the Total

[1]	The blanks on this page will be for 1, 2 or 3 years, depending on the employee.

Payments to the Reduced Amount, if applicable, shall be made by reducing the payments and benefits in the following order: first, any cash severance the Executive is entitled to (starting with the last payment due), then other cash amounts that are “parachute payments” within the meaning of section 280G of the Code (starting with the last payment due), then any acceleration of vesting of any equity award shall be deferred starting with the latest vesting tranches, then any continued Benefits Coverage shall be reduced.

3.2.1 For purposes of determining whether any of the Total Payments will be subject of the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel (delivered to the Executive) selected by the Company and reasonably acceptable to the Executive such Total Payments (in whole or in part) (a) do not constitute parachute payments, including (without limitation) by reason of section 280G(b)(4)(A) of the Code, (b) such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, or (c) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

3.2.2 The Company shall provide the Executive with a detailed written statement setting forth the manner in which the Excise Tax was calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

3.4 Legal Costs. The Company shall also reimburse the Executive for all reasonable legal fees and expenses incurred in good faith by the Executive as a result of any dispute with any party (including, but not limited to, the Company and/or any affiliate of the Company) regarding the payment of any benefit provided for in this Agreement provided that the Executive is successful as to at least part of the disputed claim by reason of litigation, arbitration or settlement. Any amount payable by the Company pursuant to this Section 3.4 will be paid as follows: (a) if the disputed claim has not been resolved (whether via litigation, arbitration or settlement) by the end of any calendar year subsequent to the time that a claim for payment has been disputed, then the Company shall reimburse the Executive during such calendar year in pursuing such claim, provided that the Executive will be required to repay such amounts promptly to the Company upon the resolutions of such claim unless he or she is successful as to at lest part of the disputed claim; and (b) upon resolution of the disputed claim (whether via litigation, arbitration or settlement) the Company shall reimburse the Executive by no later than December 31 of the calendar year following the year in which such resolution occurs for all reasonable attorney fees and expenses incurred by the Executive in pursuing such claim during the calendar year in which such resolution occurs, but only if the Executive has been successful as to at least part of the disputed claim. Notwithstanding the foregoing, in no event will the

Executive be reimbursed for any fees or expenses under clauses (a) and (b) of the immediately prior sentence later than thirty (30) days after the disputed claim has been resolved. The reimbursement right set forth in this Section 3.4 shall be limited to fees and expenses incurred during the Executive’s employment with the Company and during the ten-year period immediately after. Any amount paid by the company under this Section 3.4 will not be affected by the amount of any payment made by the Company pursuant to this Section 3.4 in any other year, and under no circumstances will the Executive be permitted to liquidate or exchange the benefit afforded him or her in this Section 3.4 for cash or any other benefit.

3.5 Employment Agreement. The payment to the Executive of the Severance Payments provided for in Section 3.1 shall be in lieu of any severance payable to the Executive under the terms of any other employment agreement in effect on the Date of Termination. Except as provided in the preceding sentence, this Agreement is not intended to and shall not modify or supersede any such employment agreement or other contract or arrangement between the Executive and the Company in effect from time to time.

4. Termination Procedures and Compensation During Dispute.

4.1 Notice of Termination. Any purported termination of the Executive’s employment with the Company (other than by reason of death) during the Window Period shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 7 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment with the Company under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board in the form and in the manner specified in Section 1.3 of this Agreement. For purposes of this Agreement, any purported termination not effected in accordance with the Section 4.1 shall not be considered effective.

4.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment during the Window Period, shall mean (i) if the Executive’s employment is terminated for Disability, fifteen (15) days after Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days and not more than forty-five (45) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than thirty (30) days, respectively, after the date on which such Notice of Termination is given).

4.3 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 4.3), the party receiving such Notice of Termination notifies the other party in writing that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved in accordance with Section 4.4; provided, however, that the Date of Termination shall be extended by a notice of dispute only if the basis for such notice is reasonable, such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

4.4 Alternative Dispute Resolution Including Arbitration. If a dispute arises out of or related to this Agreement, the Company and the Executive agree that they shall first seek to resolve any dispute by negotiation. If the dispute has not been resolved within thirty (30) days after the date a party hereto provides notice of dispute to the other party in accordance with Section 4.3, either party may initiate mediation of the dispute by sending the other party a written request dispute be mediated. The parties shall mediate the dispute before a neutral, third party mediator (if a mutually agreeable mediator cannot be identified, one shall be appointed by the American Arbitration Association) selected by the mutual agreement of both parties within thirty (30) days after the date of written request for mediation. If the dispute has not been resolved within sixty (60) days after the original notice of a dispute or within thirty (30) days after the date of the request for mediation, whichever is the later, then either party may proceed to binding arbitration before a panel of three independent arbitrators selected from a list made available by the American Arbitration Association. The mediator shall not serve as an arbitrator. The arbitration shall be governed by the current arbitration rules of the American Arbitration Association or its successors. Any mediation or arbitration commenced pursuant to this Section 4.4 shall be conducted in the metropolitan area of New York, New York. Notwithstanding any provisions in such rules to the contrary, the arbitrators shall issue findings of fact and conclusions of law, and an award, within 15 days of the date of the hearing unless the parties otherwise agree.

4.5 Compensation During Dispute. If a purported termination occurs during the Window Period, and such termination is disputed in accordance with Section 4.3 above, the Company shall continue to pay the Executive the full compensation (including without limitation Annual Base Salary and Target Bonus) in effect at the time of any related Potential Change in Control or when the notice giving rise to the dispute was given (whichever is greater) in accordance with normal payroll practices (as if the Executive was still employed on the applicable payment date) and continue the Executive as a participant in all compensation, incentive, pension and welfare benefit and insurance plans in which the Executive was participating at the time of any Potential Change in Control or when the notice giving rise to the dispute was given, whichever is greater, until the dispute is finally resolved in accordance with Sections 4.3 and 4.4 hereof. Amounts paid under this Section 4.5 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement or any other plan, agreement or arrangement.

5. Code Section 409A Compliance.

5.1 Code Section 409A Generally. If the Company determines in good faith that any provision of this Agreement would cause the Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company and the Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

5.2 Installment Payments. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

5.3 Reimbursements. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

5.4 Separation from Service. “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the Executive’s “separation from service” as defined in Section 409A of the Code.

5.5 Specified Employee. If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue with interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death. For purposes of the preceding sentence, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of Executive’s separation from service.

6. No Mitigation. The Company agrees that, if the Executive’s employment is terminated during the Window Period, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 3 or Section 4.5. Further, the amount of any payment or benefit provided for in Section 3 or Section 4.5 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, or offset against any amount claimed to be owed by the Executive to the Company or any of its subsidiaries, or otherwise.

7. Successors; Binding Agreement.

7.1 Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason during the Window Period, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

7.2 Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the term of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

8. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Irwin D. Simon
The Hain Celestial Group, Inc.
58 South Service Road
Melville, New York 11747
Attention:	Chairman of the Board and
Chief Executive Officer

With a copy to:

Roger Meltzer, Esq.
DLA Piper LLP (US)

1251 Avenue of the Americas
New York, New York 10020

To the Executive:

[ ]
[ ]
[ ]

9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, and this Agreement supersedes any prior agreements between the Company and the Executive relating to the subject matter hereof. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to the principles of conflict of laws thereof. All references to sections of the Exchange Act or the Code shall be deemed also to refer to and include any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The rights and obligations of the Company and the Executive under this Agreement shall survive the expiration of the Term.

10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12. No Limitation. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

THE HAIN CELESTIAL GROUP, INC.

By:
Name:	Irwin D. Simon
Title:	President & Chief Executive Officer

[EXECUTIVE]

By:
Name: